Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS FIRST QUARTER OPERATING RESULTS

COMPANY ANNOUNCES AEREX ACQUISITION AND SUBMITS OFFICIAL TENDER FOR MEXICO PROJECT

GEORGE TOWN, Grand Cayman, Cayman Islands (May 10, 2016) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2016. The Company will host an investor conference call on Wednesday, May 11, 2016 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

First Quarter Operating Results

Net income attributable to the Company’s stockholders increased to $2,054,641, or $0.14 per diluted share, for the quarter ended March 31, 2016, compared to $1,921,261, or $0.13 per diluted share, for the quarter ended March 31, 2015.

Revenues generated by retail water operations were $5,970,238 in 2016 as compared to $6,135,638 in 2015. Although the volume of water sold by the retail segment increased by approximately 5% from 2015 to 2016, retail revenues declined by approximately 3% in 2016 due to (i) lower energy costs, which reduced the energy component of the retail water rates charged to Cayman retail customers; and (ii) the annual first quarter adjustment of base rates under the Company’s retail license, which were lowered in 2016 by 4.4% due to downward movement in the price indices used as the basis for such rate adjustments.

Bulk segment revenues were $7,265,293 for the current period as compared to $8,382,316 for the prior year period. The current period decrease in bulk revenues is attributable to both the Company’s Bahamas and Cayman operations, which generated approximately $916,000 and $224,000 less in revenues, respectively, in 2016 than in 2015 due to a significant decrease in the prices of diesel fuel and electricity from 2015 to 2016, which reduced the energy component of bulk water rates.

Services segment revenues were $799,241 and $148,158 for 2016 and 2015, respectively. Services revenues increased in 2016 due to the addition of the revenues of Aerex Industries, Inc. (“Aerex”) after the acquisition of 51% of this company on February 11, 2016.

Consolidated gross profit remained relatively consistent at $6,177,031 (44% of total revenues) in 2016, versus $6,148,302 (42% of total revenues) in 2015 as did gross profit on retail revenues, which was $3,340,564 (56% of retail revenues) and $3,368,775 (55% of retail revenues) in 2016 and 2015, respectively. Gross profit on bulk revenues decreased to approximately $2.7 million (37% of bulk revenues), compared with approximately $2.9 million (35% of bulk revenues) for the prior year period. The services segment generated gross profit of $181,498 in 2016, while incurring a negative gross profit of ($136,729) in 2015.

Consolidated general and administrative expenses (“G&A”) increased to approximately $4.5 million in 2016 from approximately $3.9 million in 2015 due to an increase in the project development expenses incurred by NSC of approximately $230,000 and the addition of the G&A expenses of Aerex.

Net other income for 2016 was $389,557, as compared to net other expense of ($219,557) for 2015. The fluctuation in this net component of consolidated results of operations resulted principally from (i) a decrease in the impairment charge recorded for the equity investment in OC-BVI from 2015 of $260,000; and (ii) foreign currency gains recorded for CW-Bali in 2016 as compared to foreign currency losses recorded for this subsidiary in 2015.

Management Comments

“We are pleased to have completed during this past quarter the acquisition of a 51% interest in Aerex Industries Inc. for $7.7 million in cash. Aerex, located in Fort Pierce, Florida, is an original equipment manufacturer and service provider of a wide range of products and services applicable to municipal water treatment, and industrial water and wastewater treatment,” commented Chief Executive Officer Rick McTaggart. “Aerex’s products include membrane separation equipment, filtration equipment, piping systems, vessels and custom fabricated components. Aerex also provides engineering, design, consulting, inspection, training and equipment maintenance services. Our ownership in Aerex gives us the traditional benefits associated with the vertical integration of a portion of our supply chain, and more importantly represents a significant first step in our strategy to expand our products, service offerings and customer base and provides us with the capabilities of pursuing complementary water related business in the U.S. market. Due to the nature of Aerex’s business, we expect its revenues will fluctuate more than the revenues we have historically generated under our long term water supply contracts and utility license.”

“We reached a significant milestone in the development phase of our 100 million gallon per day seawater desalination plant in Rosarito, Baja California, Mexico on April 21st when our Mexican subsidiary, NSC Agua SA de CV, and its partners, NuWater SAPI de CV and Degremont SA de CV, submitted a proposal in response to the public tendering process conducted by the State of Baja California, Mexico to design, build and operate a desalination plant to be located in Rosarito Beach, Baja California. We believe that our proposal is very competitive and reflects our deep knowledge of a project that we have been developing for nearly six years. The Government of the State of Baja California accepted three proposals, including our own, and intends to announce the results of its technical evaluation of these proposals on May 20th, at which time the financial proposals of all technically compliant bidders will be publically disclosed. We will keep investors apprised of any material developments regarding this important project.”

Cash Dividends

On April 30, 2016, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on April 1, 2016. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Wednesday, May 11, 2016 to discuss its first quarter operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-875-6913 (international/local participants dial 412-317-6709) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. EDT on Wednesday, May 11, 2016.

A replay of the conference call will be available one hour after the call through May 18, 2016 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10085951, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and distribution facilities and provides water-related products and services to customers in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, Indonesia and the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$35,550,623	$44,792,734
Certificate of deposit	5,637,538	5,637,538
Restricted cash	-	428,203
Accounts receivable, net	13,799,199	9,529,016
Inventory	1,890,613	1,918,728
Prepaid expenses and other current assets	800,063	1,282,660
Current portion of loans receivable	1,871,925	1,841,851
Costs and estimated earnings in excess of billings	393,096	-
Total current assets	59,943,057	65,430,730
Property, plant and equipment, net	54,817,803	53,743,170
Construction in progress	2,769,970	1,928,610
Inventory, non-current	4,594,425	4,558,374
Loans receivable	3,289,604	3,769,016
Investment in OC-BVI	4,578,060	4,548,271
Intangible assets, net	6,452,727	771,811
Goodwill	11,534,248	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,784,901	2,767,583
Total assets	$171,323,219	$161,575,026

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$3,904,296	$4,829,535
Dividends payable	1,177,772	1,177,246
Note payable to related party	490,000	-
Demand loan payable	6,489,582	6,958,328
Billings in excess of costs and estimated earnings	153,525	189,985
Total current liabilities	12,215,175	13,155,094
Deferred tax liability	2,378,029	-
Other liabilities	607,827	224,827
Total liabilities	15,201,031	13,379,921
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 38,004 and 38,804 shares, respectively	22,802	23,282
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,785,922 and 14,781,201 shares, respectively	8,871,553	8,868,721
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	84,745,395	84,597,349
Retained earnings	53,027,621	52,084,175
Cumulative translation adjustment	(536,381)	(533,365)
Total Consolidated Water Co. Ltd. stockholders' equity	146,130,990	145,040,162
Non-controlling interests	9,991,198	3,154,943
Total equity	156,122,188	148,195,105
Total liabilities and equity	$171,323,219	$161,575,026

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Retail revenues	$5,970,238	$6,135,638
Bulk revenues	7,265,293	8,382,316
Services revenues	799,241	148,158
Total revenues	14,034,772	14,666,112

Cost of retail revenues	2,629,674	2,766,863
Cost of bulk revenues	4,610,324	5,466,060
Cost of services revenues	617,743	284,887
Total cost of revenues	7,857,741	8,517,810
Gross profit	6,177,031	6,148,302
General and administrative expenses	4,460,986	3,892,966
Income from operations	1,716,045	2,255,336

Other income (expense):
Interest income	216,835	233,582
Interest expense	(64,046)	(69,532)
Profit sharing income from OC-BVI	34,425	26,325
Equity in earnings of OC-BVI	45,364	75,155
Impairment of investment in OC-BVI	(50,000)	(310,000)
Other	206,979	(175,087)
Other income (expense), net	389,557	(219,557)
Income before income taxes	2,105,602	2,035,779
Provision for (benefit from) income taxes	(73,269)	-
Net income	2,178,871	2,035,779
Income attributable to non-controlling interests	124,230	114,518
Net income attributable to Consolidated Water Co. Ltd. stockholders	$2,054,641	$1,921,261

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.14	$0.13
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.14	$0.13
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,783,380	14,718,757
Diluted earnings per share	14,864,125	14,764,169

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Net income	$2,178,871	$2,035,779
Other comprehensive income (loss)
Foreign currency translation adjustment	(3,175)	(35,549)
Total other comprehensive income (loss)	(3,175)	(35,549)
Comprehensive income	2,175,696	2,000,230
Comprehensive income attributable to non-controlling interests	124,071	112,741
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$2,051,625	$1,887,489